Exhibit 99.2

Management’s discussion and analysis set forth in this Exhibit has been revised from the management’s discussion and analysis included in Item 7 to AirTran Holding’s Annual Report on Form 10-K for the year ended December 31, 2008 (the 2008 Form 10-K) to reflect the retroactive application of our adoption of Financial Accounting Standards Board (FASB) Staff Position APB 14-1 (FSP 14-1), Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). Management’s discussion and analysis set forth below has not been revised to reflect events or developments subsequent to February 13, 2009, the date that we filed the 2008 Form 10-K. For a discussion of events and developments subsequent to the filing date of the 2008 Form 10-K, please refer to the reports and other information we have filed with the Securities and Exchange Commission since that date, including our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK WITH RETROACTIVE APPLICATION OF FSP 14-1

FORWARD-LOOKING STATEMENTS

The information contained in this section has been derived from our historical financial statements and should be read together with our historical financial statements and related notes included elsewhere in this document. The discussion below contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties including, but not limited to: consumer demand and acceptance of services offered by us, our ability to achieve and maintain acceptable cost levels, fare levels and actions by competitors, regulatory matters, general economic conditions, commodity prices, and changing business strategies. Forward-looking statements are subject to a number of factors that could cause actual results to differ materially from our expressed or implied expectations, including, but not limited to: our performance in future periods, our ability to generate working capital from operations, our ability to take delivery of and to finance aircraft, the adequacy of our insurance coverage, and the results of litigation or investigation. Our forward-looking statements often can be identified by the use of terminology such as “anticipates,” “expects,” “intends,” “believes,” “will” or the negative thereof, or variations thereon or comparable terminology. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

OVERVIEW

All of the flight operations of AirTran Holdings, Inc. (the Company, AirTran, or Holdings) are conducted by our wholly-owned subsidiary, AirTran Airways, Inc. (AirTran Airways or Airways) (collectively we, our, or us). AirTran Airways is one of the largest low cost scheduled airlines in the United States in terms of departures and seats offered. We operate scheduled airline service throughout the United States with a concentration in the eastern United States. A majority of our flights originate and terminate at our largest hub in Atlanta, Georgia. As of December 31, 2008, we operated 86 Boeing 717-200 aircraft (B717) and 50 Boeing 737-700 aircraft (B737) offering approximately 700 scheduled flights per day to 56 locations in the United States. Additionally, we have announced we will commence service to Cancun, Mexico and Branson, Missouri in the first half of 2009 and may add additional markets later in the year. We offer very competitive fares by concentrating on keeping our unit costs low. The enthusiasm and skill of our employees has also been a key to our success.

After a successful 2007, during which we earned net income of $50.5 million, we planned to grow our 2008 capacity (as measured by available seat miles) between ten and twelve percent. Our original 2008 strategy was based on a strong U.S. economy and jet fuel prices consistent with 2007 levels. However, during 2008, the economic environment deteriorated, jet fuel prices increased to record high levels, and the credit markets tightened. During 2008, we undertook a variety of actions to respond to the challenges of the high and volatile cost of jet fuel and the deteriorating U.S. economic environment, including: reducing capacity starting in September 2008; deferring new aircraft deliveries; selling aircraft; reducing other capital expenditures; implementing increases in certain fares and ancillary fees; entering into a variety of derivative financial arrangements to hedge the cost of fuel; and managing our costs and employment levels. We also completed capital market transactions exceeding $375 million, including: placing convertible debt and common equity securities; entering into a letter of credit facility to reduce our exposure to holdbacks of cash remittances by a credit card processor; and obtaining a $90 million revolving line of credit.

Despite our efforts to increase unit revenues, control costs, and reduce capacity, after six consecutive years of profitability, we reported an operating loss of $75.8 million and a net loss of $266.3 million for 2008. Included in our results are gains on the sale of assets of $20.0 million, an impairment charge to write-off goodwill of $8.4 million and a non-operating loss on derivative financial instruments of $150.8 million. The 2008 loss was primarily attributable to record high fuel prices during the first nine months of 2008. However, during the fourth quarter of 2008 jet fuel prices decreased dramatically and consequently we reported operating income for the fourth quarter. The fourth quarter also includes non-operating losses on derivative financial instruments which resulted in a pre-tax loss and a net loss for the quarter.

Recent Operating Results

As summarized below, our fourth quarter of 2008 operating income improved compared to both the first nine months of 2008 and the fourth quarter of 2007. This improvement reflects reduced fuel prices as well as the adjustments we made to our business strategy, including the capacity reductions we implemented beginning in September 2008.

	Selected Unaudited Financial and Operating Data
	(In thousands, unless otherwise noted)
	Three months ended December 31, 2008		Nine months ended September 30, 2008		Three months ended December 31, 2007
Operating revenue	$589,415		$1,963,063		$583,836
Operating income (loss)	53,419		(129,240)		14,736
Net (gain) loss on derivative financial instruments	147,686		3,150		1,695
Net loss	(121,594)		(144,740)		(2,750)

Available seat miles (ASM)	5,359,177		18,450,013		5,732,017
Total revenue per ASM - in cents	11.00	¢	10.64	¢	10.19	¢
Operating cost per ASM - in cents	10.00	¢	11.34	¢	9.93	¢
Average cost of aircraft fuel per gallon - in dollars	$2.32		$3.53		$2.45

Our losses for the year ended December 31, 2008, were driven primarily by record high jet fuel prices during the first nine months. During the first nine months of 2008, jet fuel prices (including taxes and into-plane fees) averaged $3.53 per gallon; however, during the fourth quarter jet fuel prices decreased to an average of $2.32 per gallon. The reduction in the average price of jet fuel resulted in a $101.6 million decrease in our aircraft fuel cost during the fourth quarter compared to what fuel cost would have been had fuel prices remained at the average level experienced during the first nine months. Due largely to the decrease in average fuel prices, we reported fourth quarter operating income of $53.4 million compared to an operating loss of $129.2 million for the first three quarters of 2008. Our fourth quarter operating income was also favorably impacted by a 3.4 percent improvement in unit revenue as measured by total revenue per available seat mile compared to the first nine months of 2008. Our fourth quarter 2008 unit revenue also improved by 7.9 percent compared to the fourth quarter of 2007. The unit revenue improvement was attributable to both increased average fare and ancillary revenue levels. Additionally, our aggregate non-fuel operating costs decreased $6.5 million compared to the fourth quarter of 2007 as we reduced capacity as measured by available seat miles by 6.5 percent.

Due to the decrease in crude oil prices during the fourth quarter, we reported a $147.7 million non-operating loss on derivative financial instruments compared to a non-operating loss on derivative financial instruments of $3.1 million for the first nine months. The fourth quarter non-operating loss on derivative financial instruments combined with interest expense caused us to report a loss before income taxes of $117.4 million for the fourth quarter.

Implementation of our Business Strategy in 2008

Prior to 2008, we positioned ourselves as a growth airline. We successfully grew our business at double-digit rates annually from 2000 through 2007 and at a rate of 4.9 percent in 2008. Nevertheless, in 2008, to respond to the challenges of a volatile fuel cost environment in much of 2008, a weaker macroeconomic environment, and very adverse capital market conditions, we recast our plans in order to defer previously planned growth. We implemented reductions in fleet size, capacity, and capital expenditures. We reduced capacity principally by deferring scheduled aircraft deliveries, reducing utilization, and by selling B737 aircraft. We reduced our capacity (as measured by available seat miles) in the last four months of 2008 from a planned ten percent increase to a reduction of approximately seven percent compared to the comparable period of 2007. We are also reducing 2009 capacity. By adjusting our business strategy and implementing revised tactics, we believe we have positioned AirTran Airways to deal with the volatile fuel cost environment, current economic recession, and reduction in consumer demand. We expect to be ready to resume our historical growth strategy when the business environment allows. We made the following adjustments to our strategy to respond to the challenges of a volatile fuel cost environment and weaker macroeconomic conditions.

Reduce the Size of Our Operation and Focus on Strengthening Established Markets. We recast our plans in order to defer previously planned growth and effected strategic reductions in fleet size, capacity, and operations.

More specifically, we reduced capacity by deferring scheduled aircraft deliveries and by selling B737 aircraft. In 2008, we entered into agreements to defer delivery dates for 37 B737 aircraft originally scheduled for delivery between 2008 and 2012 to delivery dates between 2013 and 2016. As of December 31, 2008, we had on order 55 B737 aircraft with delivery dates between 2009 and 2016. We have four B737 aircraft scheduled for delivery in 2009 and no aircraft scheduled for delivery in 2010. Two of the 2009 scheduled aircraft deliveries are being sold upon delivery. During 2008, we sold eight B737 aircraft and recognized an aggregate gain of $16.9 million related to the sales of these aircraft. We may reduce or delay further growth in our fleet and are evaluating possible net reductions in our current fleet including via the sale of additional aircraft.

We anticipate several benefits from postponing our growth and reducing the size of our operation by deferring deliveries and selling aircraft. First, we avoid the revenue ramp-up period associated with entering new markets or expanding service in existing markets. Second, the sale of an aircraft generally results in a cash benefit because the sales proceeds tend to exceed the indebtedness associated with each sold aircraft. Third, the deferral of aircraft deliveries postpones our obligation to make pre-delivery deposits and to arrange and incur permanent aircraft financing.

Continue to Aggressively Cut Costs and Reduce Non-aircraft Capital Expenditures. We reduced our average non-fuel operating costs per available seat mile for each of the six years in the 2002 to 2007 period. During 2008, we managed our employment levels to match our planned capacity. For the year as a whole, our non-fuel unit cost was relatively flat. In addition to continuing to seek ways to cut operating costs, we reduced non-aircraft capital expenditures for 2008 by deferring or eliminating a variety of discretionary capital expenditures.

Increase Cash Resources. During 2008, we completed capital market transactions exceeding $375 million, including: placing convertible debt and common equity securities; executing a letter of credit facility to reduce our exposure to holdbacks by a credit card processor; and arranging a $90 million revolving line of credit. During the second quarter, we accessed the capital markets through an offering of 24.7 million shares of our common stock and through a concurrent offering of $74.8 million of our convertible senior notes. The net proceeds from these two offerings aggregated $147 million. In July, we obtained a commitment for a letter of credit facility pursuant to which a financial institution will provide one or more letters of credit in favor of our largest card processor. The provision of the initial letter of credit resulted in a reduction in the cash remittances which such credit card processor would have otherwise been entitled to withhold from us. In October 2008, the letter of credit facility was amended to also provide for a revolving line of credit of up to $90 million.

Our repayment obligations with respect to the letter of credit and revolving line of credit facility are collateralized by certain of our assets. As of December 31, 2008, $90 million of the line of credit had been drawn by us and our unrestricted cash and short-term investments aggregated $335.0 million ($340.5 million including long-term investments).

Mitigate Our Fuel Exposure. We continued to seek to mitigate our fuel cost exposure by entering into a variety of hedging arrangements that provide partial protection against price increases. For every dollar increase per barrel in crude oil or refining costs, our fuel expense for 2009, before the impact of our derivative financial instruments, would increase approximately $9.0 million, based on our projected level of operations. We hedge our fuel cost exposure with a portfolio of swaps and various types of options using both crude oil and jet fuel as the underlying commodity. However, our portfolio contains a variety of compound financial instruments including sold calls, which tend to limit the cash benefit of our hedges if jet fuel and crude oil prices increase beyond the call strike prices. One effect of the recent decreases in the prices of crude oil and jet fuel has been the need for us to post significant cash collateral related to certain of our fuel related derivative agreements. As of December 31, 2008, we had provided counterparties with collateral aggregating $69.2 million, which represented approximately 80 percent of the aggregate fair value of our fuel related derivative financial instrument obligations and our interest rate swap arrangements. Also, in response to the decline in fuel prices, we have elected to unwind certain of our other derivative agreements. During the fourth quarter of 2008, we realized losses of $109 million (of which $41.2 million was paid in early January 2009) to unwind certain derivative financial arrangements pertaining to 2009 fuel requirements which decreased the gallons under hedges to approximately 9.1 percent of our expected 2009 fuel requirements, which will continue to provide partial protection against price increases. Since September 30, 2008, we have revised the composition of our portfolio of fuel related derivative financial instruments in part to reduce our obligation to provide collateral to counterparties in the event of a decrease in the price of the underlying commodity. More specifically, as of February 2, 2009, our portfolio contained relatively fewer collars and relatively more purchased calls.

Increase Revenues. We implemented a number of fare increases beginning in September 2007, which partially mitigated the impact of record high fuel prices during the first nine months of 2008. In addition to increasing fares, we also increased surcharge and ancillary revenues. We implemented fuel surcharges and introduced fees for advance and priority seat selection, call center utilization, checked baggage and the purchase, extension or transfer A+ Rewards. As a result, our total revenue per available seat mile metrics for the fourth quarter of 2008, and for 2008 as a whole, were record highs.

Provide Quality Low Fare Service. Despite the need to make adjustments to our business strategy in 2008, our strategy continues to place strong emphasis on providing superior and friendly service. While third party assessments for 2008 are not yet available, in April 2008, AirTran Airways was rated first in the highly regarded annual Airline Quality Rating (AQR) study, developed in 1991 as an objective method for assessing airline quality. AirTran Airways, ranked second the prior year, was one of only four airlines to improve its AQR score between 2006 and 2007. Our most recent Airline Quality Rating reflects monthly scores for the calendar year 2007 and is based on four major areas: on-time performance, denied boardings, mishandled baggage, and customer complaints. Researchers at the University of Nebraska at Omaha Aviation Institute and the W. Frank Barton School of Business at Wichita State University conduct the study each year.

Other 2008 Accomplishments

During 2008, we:

	Carried in excess of 24.6 million revenue passengers;

	Joined the major trade association for the industry, Air Transport Association (ATA), while also retaining membership in the Air Carrier Association of America (ACAA);

	Initiated service to Burlington, Vermont; Columbus, Ohio; Harrisburg, Pennsylvania; San Antonio, Texas; and San Juan, Puerto Rico;

	Launched 22 new non-stop routes such as Milwaukee-New York LaGuardia; and Baltimore/Washington International – Los Angeles, California;

	Developed new functionality for A+ Rewards members at http://www.airtran.com including the ability to purchase additional credits, extend expiring credits, or give credits to other members;

	Increased the value of the A+ Rewards Elite program by adding upgrade opportunities for Elite fliers at the gate and improving conveniences at the airport; and

	Announced that we will begin service to Branson, Missouri and Cancun, Mexico in 2009.

We expect our mix of low fares, excellent customer service, an affordable Business Class product, and one of the youngest all-Boeing aircraft fleets will provide product value that customers will continue to find attractive.

2009 Outlook

We will face challenges during 2009. Managing costs and increasing unit revenues in the face of volatile fuel costs and a weak economy will continue to be a primary focus. While fuel market prices have recently decreased dramatically, fuel prices remain volatile and may again increase in 2009. Additionally, our 2009 revenues may be adversely impacted by recessionary macroeconomic conditions in the United States. The pilots’ collective bargaining agreement became amendable in 2005 and is currently in mediation and the flight attendants’ collective bargaining agreement became amendable on December 1, 2008; the impact on our operating results of any new collective bargaining agreement is uncertain.

Based on our current outlook, we expect to reduce capacity as measured by available seat miles by approximately four percent for 2009 compared to 2008. Additionally, we expect our 2009 non-fuel unit operating costs per available seat mile to increase six to seven percent compared to 2008. We expect our non-fuel unit operating costs to increase primarily due to: increases in aircraft maintenance costs due to the aging of both aircraft types, a contract cost increase for B717 engine repairs, and an increased number of heavy airframe checks for our B717 aircraft; higher employee compensation costs due to higher wage rates attributable to higher average employee seniority; increased pilot training expenses; higher airport rents and landing fees; and a higher percentage of leased aircraft. Our fuel costs in the first quarter 2009 are estimated to be between $1.80 and $1.85 per gallon, including taxes, transportation, and into-plane fees and excluding the impact of our fuel risk management program. This assumes $47 a barrel crude oil and an $18 jet fuel refining margin.

Air travel in our markets tends to be seasonal, with the highest levels occurring during the winter months to Florida and the summer months to the Northeastern and Western United States. The second quarter tends to be our strongest revenue quarter.

RESULTS OF OPERATIONS

2008 Compared to 2007

Summary

We reported an operating loss of $75.8 million, net loss of $266.3 million, and loss per diluted common share of $2.44 for 2008. Included in our results are gains on the sale of assets of $20.0 million, an impairment charge to write-off goodwill of $8.4 million and a non-operating loss on derivative financial instruments of $150.8 million. The 2008 losses were attributable primarily to record high fuel prices during the first nine months of 2008. However, during the fourth quarter jet fuel prices decreased dramatically and consequently we reported a fourth quarter operating profit of $53.4 million. For 2007, we recorded operating income of $142.6 million, net income of $50.5 million and diluted earnings per common share of $0.54. Included in our results for 2007 are gains on the sale of aircraft of $5.3 million, $0.3 million loss on derivative financial instruments, and the write-off of $10.7 million of expenses related to the attempted acquisition of Midwest Air Group (Midwest Airlines).

Operating Revenues

Our operating revenues for the year ended December 31, 2008 increased $242.5 million (10.5 percent), primarily due to a 9.8 percent increase in passenger revenues. The increase in passenger revenues was largely due to a 9.6 percent increase in passenger traffic as measured by revenue passenger miles (RPMs). Average yield per RPM was 12.73 cents, 0.2 percent higher than the year ended December 31, 2007. During the year ended December 31, 2008, our average passenger length of haul increased 5.9 percent; an increase in average passenger length of haul tends to increase average fare and tends to reduce average yield. Load factor increased to 79.6 percent, 3.4 points higher than the prior year, resulting in a 4.6 percent increase in passenger revenue per ASM versus the year ended December 31, 2007. Total unit revenue increased 5.3 percent as a result of stronger loads and increases in ancillary revenues.

During 2008, we moderated our growth by taking delivery of only eight B737 aircraft, selling eight B737 aircraft, and terminating early the lease of one B717 aircraft, bringing our total fleet to 136 aircraft at year-end. While the aircraft fleet size was reduced by one unit, the average fleet size was 3.7 percent higher in 2008 compared to 2007. As a result, our capacity, as measured by available seat miles (ASMs), increased 4.9 percent. Our traffic, as measured by RPMs, increased 9.6 percent, resulting in a 3.4 percentage point increase in passenger load factor to 79.6 percent.

Other revenues for 2008 increased $27.8 million (25.0 percent). Other revenues include change and cancellation fees, direct booking fees, revenues derived from the sale of frequent flyer credits, additional and excess baggage fees and other miscellaneous revenues. The increase in other revenues is attributable primarily to increases in direct booking fees, unaccompanied minor fees, change and cancellation fees, and baggage fees. In late 2007, we ceased offering cargo services. Other revenues for the year ended December 31, 2007 included $3.4 million of cargo revenue.

Operating Expenses

Our operating expenses for the year ended December 31, 2008 increased $461.0 million (21.3 percent) and increased 15.6 percent on an operating cost per ASM basis (CASM). Our financial results were significantly affected by the price of fuel and volatility of the price of fuel.

In general, our operating expenses are significantly affected by changes in our capacity, as measured by ASMs. The following table presents our unit costs, defined as operating expense per ASM (CASM), for the indicated periods:

	Year ended December 31,				Percent Increase
	2008		2007		(Decrease)
Aircraft fuel	5.02	¢	3.54	¢	41.8%
Salaries, wages and benefits	1.99		1.99		—
Aircraft rent	1.02		1.07		(4.7)
Maintenance, materials and repairs	0.68		0.67		1.5
Distribution	0.42		0.39		7.7
Landing fees and other rents	0.58		0.54		7.4
Aircraft insurance and security services	0.09		0.10		(10.0)
Marketing and advertising	0.17		0.18		(5.6)
Depreciation and amortization	0.25		0.21		19.0
Gain on sale of assets	(0.08)		(0.02)		300.0
Impairment of goodwill	0.04		—		—
Other operating	0.86		0.88		(2.3)
Total CASM	11.04	¢	9.55	¢	15.6%

Aircraft fuel increased 41.8 percent on a cost per ASM basis. During 2008, our fuel price per gallon, including taxes and into-plane fees, increased 45.7 percent from $2.23 during 2007 to $3.25 during 2008. During 2008, we realized $15.7 million in gains from fuel related derivative financial instruments which reduced fuel expenses.

Distribution expense increased 7.7 percent on a cost per ASM basis primarily due to higher credit card fees paid to various credit card companies.

Landing fees and other rents increased 7.4 percent on a cost per ASM basis primarily due to facility rental rate increases by various airports.

Aircraft insurance and security services expense decreased 10.0 percent on a cost per ASM basis primarily due to negotiated lower rates for hull and liability insurance.

Marketing and advertising costs decreased 5.6 percent on a cost per ASM basis because our ASMs increased more than marketing and advertising costs.

Depreciation and amortization increased 19.0 percent on a cost per ASM basis primarily because a higher proportion of our fleet was owned during 2008 compared to 2007. Also, additions to computer equipment and software increased depreciation and amortization expense.

Gain on sale of assets for the year ended December 31, 2008 was $20.0 million compared to $5.3 million for the year ended December 31, 2007. Gain on sale of assets in each year consists primarily of gains on aircraft sales. During the years ended December 31, 2008 and 2007, we sold eight and two B737 aircraft, respectively.

Impairment of goodwill expense for the year ended December 31, 2008 was $8.4 million. Excess of cost over fair value of net assets acquired (goodwill) and indefinite-lived intangibles, such as trade names, are not amortized but are subject to periodic impairment tests in accordance with Statement of Financial Accounting Standards No. 142 (SFAS 142), Goodwill and Other Intangible Assets. Because current adverse industry conditions and our recent operating losses were indicators that our intangible assets may have been impaired, we prepared an assessment in accordance with SFAS 142 and concluded that all of our goodwill was impaired as of June 30, 2008, while our trademarks and trade names were not impaired. Consequently, we recorded a charge of $8.4 million to write-off the financial statement carrying value of all of our goodwill during 2008.

Other (Income) Expense

Other (income) expense, net increased by $166.2 million to $224.9 million for 2008 compared to 2007. We reported losses on derivative financial instruments of $150.8 million for 2008, compared to losses of $0.3 million for 2007. Interest income decreased $16.7 million due to lower interest rates. Also, during 2008, we recorded a $5.2 million charge to interest income related to realized and unrealized losses on investments. Interest expense, including amortization of debt discount and debt issuance costs, increased by $3.6 million primarily due to the net effects of the following: the favorable impact of lower interest rates applicable to variable interest rate debt due to declines in market interest rates; the unfavorable impact of debt service for our 5.5% convertible senior notes issued in May 2008; the unfavorable impact of debt service for our letter of credit and revolving line of credit facility obtained in 2008; and a $2.4 million charge related to debt issuance costs written off and prepayment penalties related to debt repayments from B737 aircraft sold during 2008. Capitalized interest decreased by $6.0 million. Capitalized interest represents the interest cost to finance purchase deposits for future aircraft. These amounts are classified as part of the cost of the aircraft upon delivery. Other (Income) Expense for 2007 includes $10.7 million to write-off the costs associated with the attempted acquisition of Midwest Airlines which was terminated in August 2007.

Income Tax Expense (Benefit)

Our effective rate was 11.4 percent and 39.8 percent for the years ended December 31, 2008 and 2007, respectively. Our effective tax rate can differ from the 37.2 percent composite statutory tax rate (35 percent federal statutory rate plus the 2.2 percent effective state tax rate) due to changes in the valuation allowance on our deferred tax assets, certain expenses which are not deductible for income tax purposes and non-recurring discrete items related to restricted stock vesting. Non-deductible expense items and discrete items tend to increase the effective tax rate when pre-tax income is reported and tend to decrease the effective tax rate when a pre-tax loss is reported. Also, during 2008, we recorded an $8.4 million charge to write-off all of the carrying value of our goodwill. Because this write-off is not deductible for income tax purposes, we did not record a tax benefit and consequently our effective tax rate was reduced.

Income tax benefits recorded on losses result in deferred tax assets for financial reporting purposes. We are required to provide a valuation allowance for deferred tax assets to the extent management determines that it is more likely than not that such deferred tax assets will ultimately not be realized. We expect to realize a portion of our deferred tax assets (including a portion of the deferred tax asset associated with loss carryforwards) through the reversal of existing temporary differences. However, we have determined that it is more likely than not that our deferred tax assets in excess of our deferred tax liabilities will not ultimately be realized, in part due to our cumulative losses over the past three years, and that we are therefore required to provide a valuation allowance on our deferred tax assets in excess of our deferred tax liabilities. As a result, beginning with the third quarter of 2008, our losses were not reduced by any tax benefit. Consequently, our effective tax rate for 2008 was substantially lower than the statutory rate. As of December 31, 2008, we had recorded $84.1 million of valuation allowance related to our net deferred tax assets.

Regardless of the financial accounting for income taxes, our net operating loss carryforwards are currently available for use on our income tax returns to offset future taxable income.

2007 Compared to 2006

Summary

We reported operating income of $142.6 million, net income of $50.5 million and diluted earnings per common share of $0.54 for the year ended December 31, 2007. For 2006, we reported operating income of $40.3 million, net income of $14.5 million, and diluted earnings per common share of $0.16.

Operating Revenues

Our operating revenues for the year ended December 31, 2007, increased $417.9 million (22.1 percent), primarily due to a 21.2 percent increase in passenger revenues. The increase in passenger revenues was largely due to a 25.0 percent increase in passenger traffic as measured by revenue passenger miles (RPMs), net of the impact of a decrease in our average yield per RPM of 3.1 percent to 12.71 cents. The decrease in yield resulted primarily from an increase in the average stage length of 6.6 percent to 695 miles. Our average fare increased 2.2 percent to $92.47. The 3.4 percentage point increase in load factor combined with the 3.1 percent decrease in yield resulted in a 1.5 percent increase in passenger unit revenues as measured by passenger revenue per available seat mile (RASM) to 9.69 cents.

During the year ended December 31, 2007, we took delivery and placed in service ten B737 aircraft. As a result, our capacity, as measured by available seat miles (ASMs), increased 19.4 percent. The combination of our 19.4 percent increase in capacity and 25.0 percent increase in traffic resulted in a 3.4 percentage point increase in passenger load factor to 76.2 percent.

Other revenues for 2007 increased $34.3 million (46.8 percent). Other revenues include change and cancellation fees, direct booking fees, revenues derived from the sale of frequent flyer credits, excess baggage fees and other miscellaneous revenues. The increase in other revenues was attributable primarily to increases in change and cancellation fees, direct booking fees, and sales of frequent flyer credits.

Operating Expenses

Our operating expenses for the year ended December 31, 2007, increased $315.5 million (17.0 percent), but decreased 2.0 percent on an operating cost per ASM basis (CASM). Our financial results were significantly affected by the price of fuel and volatility in the price of fuel.

In general, our operating expenses are significantly affected by changes in our capacity, as measured by ASMs. The following table presents our unit costs, defined as operating expense per ASM, for the indicated periods:

	Year ended December 31,				Percent Increase
	2007		2006		(Decrease)
Aircraft fuel	3.54	¢	3.55	¢	(0.3)%
Salaries, wages and benefits	1.99		2.05		(2.9)
Aircraft rent	1.07		1.21		(11.6)
Maintenance, materials and repairs	0.67		0.66		1.5
Distribution	0.39		0.37		5.4
Landing fees and other rents	0.54		0.53		1.9
Aircraft insurance and security services	0.10		0.14		(28.6)
Marketing and advertising	0.18		0.24		(25.0)
Depreciation and amortization	0.21		0.16		31.3
Gain on sale of assets	(0.02)		—		—
Other operating	0.88		0.83		6.0
Total CASM	9.55	¢	9.74	¢	(2.0)%

Aircraft fuel decreased 0.3 percent on a cost per ASM basis. Our fuel price per gallon, including taxes and into-plane fees, increased 2.8 percent from $2.17 during 2006 to $2.23 during 2007. However, average fuel cost per ASM was favorably impacted by increases in both average stage length and average aircraft size, each of which tends to reduce fuel consumption per ASM.

Salaries, wages and benefits decreased 2.9 percent on a cost per ASM basis, primarily due to gains in productivity driven by an increase in ASMs which exceeded the impact of the increase in salaries, wages, and benefits. We employed approximately 8,200 full-time equivalent employees as of December 31, 2007, representing an 11.1 percent increase over the comparable date in 2006.

Aircraft rent decreased 11.6 percent on a cost per ASM basis. From December 31, 2006 to December 31, 2007, we took delivery of ten B737 aircraft. As a result, our capacity, as measured by ASMs, increased 19.4 percent. However, of the ten aircraft we took delivery of, none were leased. As a result, aircraft rent expense increased only 5.2 percent from 2006 to 2007.

Aircraft insurance and security services decreased 28.6 percent on a cost per ASM basis. While the addition of ten new Boeing aircraft to our fleet during the year ended December 31, 2007 increased our total insured hull value and related insurance premiums, the decrease on a cost per ASM basis was primarily due to a reduction in hull and liability negotiated insurance rates for our 2007 fleet coverage.

Marketing and advertising costs decreased 25.0 percent on a cost per ASM basis, primarily due to a reduction in promotional costs.

Depreciation and amortization increased 31.3 percent on a cost per ASM basis, primarily due to the addition of ten owned B737 aircraft for the year ended December 31, 2007, as well as the purchase of spare aircraft parts for the B737 fleet.

Gain on sale of assets for the year ended December 31, 2007, was $5.3 million. In April 2007, we took delivery of and in May 2007, we subsequently sold two aircraft and recognized a gain of $5.3 million related to the sale of these two aircraft. During the year ended December 31, 2006, we did not sell any aircraft.

Other operating expense increased 6.0 percent on a cost per ASM basis. The increase is attributable in large part to increased ground handling services, contracted services, and de-icing operations.

Other (Income) Expense

Other (income) expense, net increased by $42.7 million. Interest income decreased by $1.3 million. Interest expense, including amortization of debt discount and debt issuance costs, increased by $25.6 million primarily due to the effect of aircraft debt financings entered into during 2006 and 2007. Capitalized interest decreased by $4.9 million due to fewer future aircraft deliveries resulting in lower pre delivery deposits (PDPs). Capitalized interest represents the interest cost to finance purchase deposits for future aircraft. These amounts are classified as part of the cost of the aircraft upon delivery.

Net unrealized (gains) losses on derivative financial instruments in 2007 were $0.3 million. The net unrealized (gains) losses are attributable to the net of $2.9 million of unrealized losses on interest rate swap arrangements and $2.6 million of unrealized gains on fuel related derivatives.

On January 11, 2007, we commenced an exchange offer for all of the outstanding shares of Midwest Airlines. On August 12, 2007, we announced that our exchange offer for all of the outstanding shares of Midwest Airlines had terminated and on August 17, 2007, we announced that we had terminated all our efforts to acquire Midwest Airlines in a negotiated transaction. As of September 30, 2007, costs associated with the proposed acquisition, including the exchange offer, were $10.7 million, and consisted primarily of fees for attorneys, accountants, investment bankers, travel and other related costs. All costs related to the proposed acquisition were charged to Other (income) expense during the three months ended September 30, 2007.

Income Tax Expense

Our effective income tax rate was 39.8 percent and 40.4 percent for the years ended December 31, 2007 and 2006, respectively.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 2008, we had aggregate unrestricted cash, cash equivalents, and short-term investments of $335.0 million ($340.5 million including long-term investments). As of December 31, 2008, we also had $86.1 million of restricted cash. In October 2008, we obtained a Revolving Line of Credit Facility pursuant to which we are permitted to borrow up to $90 million for general corporate purposes, of which $90 million had been borrowed as of December 31, 2008. As of February 2, 2009, we had no borrowings outstanding under the Revolving Line of Credit Facility. During 2008, our primary sources of cash were from sales of aircraft, the issuance of debt and equity securities, and borrowings under the new Revolving Line of Credit Facility. Our primary uses were for cash used by operating activities, purchase of aircraft and repayment of debt.

2008 Operating, Financing, and Investing Activities

Operating activities in 2008 used $179.9 million of cash flow compared to providing $182.1 million in 2007. Cash flow from operating activities is related to both the level of our profitability and to changes in working capital and other assets and liabilities. Operating cash inflows are largely attributable to revenues derived from the transportation of passengers. Operating cash outflows are largely attributable to recurring expenditures for fuel, labor, aircraft rent, aircraft maintenance, marketing, and other activities. For the year ended December 31, 2008, we reported a net loss of $266.3 million compared to net income of $50.5 million for the year ended December 31, 2007. The 2008 loss negatively impacted cash used by operating activities.

Changes in the components of our working capital also impact cash flow from operating activities. Changes in the air traffic liability balance and the related accounts receivable balance have had a significant impact on our net cash flow from operating activities. We have a liability to provide future air travel because travelers tend to purchase air transportation in advance of their intended travel date. Advanced ticket sales, which are recorded in air traffic liability, fluctuate seasonally and also provide cash as we grow and consequently receive additional cash for future travel. This source of cash will decline or change to a use to the extent we slow or reverse our growth or the amounts held back by our credit card processors increase. During 2008, our air traffic liability balance increased $32.1 million contributing favorably to net cash used by operating activities. During 2007, our air traffic liability balance increased $64.3 million, contributing to net cash flow from operating activities. During 2008, restricted cash increased by $44.3 million, primarily due to cash remittances held back by credit card processors and cash collateral deposits remitted by us to counterparties to certain derivative financial instrument arrangements. Changes in accounts payable, accrued, and other current and non-current liabilities also have had a significant impact on our cash flow from operating activities. During 2008, the $37.3 million increase in accounts payable and accrued and other liabilities contributed favorably to net cash used by operating activities. Accounts payable and accrued and other liabilities increased in 2008 primarily due to increased accounts payable. During 2007, the $46.3 million increase in accounts payable and accrued and other liabilities contributed favorably to net cash provided by operating activities.

Derivative financial instruments significantly impacted cash flow used by operating activities in 2008. Changes in the fair value of derivative financial instruments, which adversely impacted our loss before taxes but did not require the use of cash, aggregated $66 million. Also, counterparties to derivative financial instruments held deposits made by us aggregating $48.8 million which required the use of cash.

We used cash to increase other assets by $4.5 million and $16.4 million during the years ended December 31, 2008 and 2007, respectively. Other assets include prepaid aircraft maintenance and other deposits, prepaid insurance and prepaid distribution costs. Cash was provided as we reduced prepaid fuel and stored fuel by $16.7 million during the year ended December 31, 2008, and was used to increase prepaid fuel and stored fuel by $27.2 million during the year ended December 31, 2007.

Investing activities in 2008 provided $328.7 million in cash compared to the $82.8 million used in 2007. Purchases and sales of available for sales securities are classified as investing activities. During 2008, sales of available for sale securities exceeded purchases of available for sale securities by $88.7 million. As of December 31, 2008, our investments included $17.5 million in an enhanced cash investment fund and $7.9 million in a money market fund. The managers of each of these funds have limited immediate redemptions and we have classified $5.5 million of our investment in the enhanced cash investment fund as long-term as of December 31, 2008. During 2007, sales of available for sale securities exceeded purchases of available for sale securities by $30.6 million. Investing activities also include expenditures for aircraft deposits, the purchase of aircraft and other property and equipment, and, in 2007, deferred costs related to the attempted acquisition of Midwest Airlines.

Aircraft purchase contracts typically require that the purchaser make pre-delivery deposits to the manufacturer. These deposits are refunded at the time of aircraft delivery. We may invest a portion or all of refunded deposits in the aircraft. During 2008, we received $114.9 million in previously paid aircraft deposits while paying $59.1 million in new aircraft deposits. During 2007, we received $90.7 million in previously paid aircraft deposits while paying $90.6 million in new aircraft deposits. During 2008, we purchased eight B737 aircraft, of which four were sold. We incurred $178.6 million of debt related to the acquisition of aircraft. During 2008, we expended $136.4 million in cash, primarily for the acquisition of aircraft, and for the acquisition of rotable parts and other property and equipment. Acquisitions of other property and equipment included additions to leasehold improvements and the purchases of ground and computer equipment. During 2007, we purchased 12 B737 aircraft, of which two were sold. We incurred $293.7 million of debt related to the acquisition of these aircraft. During 2007, we expended $176.0 million in cash, primarily for the acquisition of aircraft, and for the acquisition of other property and equipment.

Financing activities used $40.6 million of cash during 2008 compared to using cash of $51.5 million in 2007. During 2008, we received cash from the issuance of debt financing for aircraft pre-delivery deposits of $32.7 million and repaid $91.1 million of pre-delivery deposit debt financing. During 2008, we repaid $229.4 million of aircraft purchase debt financing. Also, during 2008, we borrowed $178.6 million in non-cash transactions to finance the purchase of six B737 aircraft. During 2007, we received cash from the issuance of debt financing for aircraft pre-delivery deposits of $67.7 million and repaid $61.4 million of pre-delivery deposit debt financing. During 2007, we repaid $53.7 million of aircraft purchase debt financing. Also, during 2007, we borrowed $293.7 million in non-cash transactions to finance the purchase of ten B737 aircraft. See ITEM 8. “FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA, Note 5 – “Debt” for additional information regarding our outstanding debt.

During the second quarter 2008, we completed two additional financings. The proceeds were used to improve our overall liquidity and for general corporate purposes. On April 30, 2008, we completed a public offering of $74.8 million in convertible senior notes due in 2015. Such notes bear interest at 5.5% payable semi-annually, in arrears, on April 15 and October 15. The 5.5% notes are senior unsecured obligations of Holdings and rank equally with all existing and future senior unsecured obligations of Holdings. We placed approximately $12.2 million of the proceeds of the offering in an escrow account with the trustee. Funds in the escrow account are invested in government securities and are being used to make the first six scheduled semi-annual interest payments on the notes, and these payments are secured by a pledge of the assets in escrow. On May 1, 2008, we completed a public offering of 24.7 million shares of our common stock at a price of $3.20 per share, receiving net proceeds of approximately $74.7 million, after deducting discounts and commissions paid to the underwriters and other expenses incurred with the offering.

In August 2008, we entered into an amendment to our agreement with a co-branded credit card issuer to sell a specified number of pre-award frequent flyer credits. In 2008, we received $20 million related to an early purchase of frequent flyer credits.

During 2008 and 2007, we received $3.9 million and $2.4 million, respectively, from the issuance of common stock related to the exercise of options and the employee stock purchase plan.

Year 2009 Cash Requirements and Potential Sources of Liquidity

Our 2009 cash flows will be impacted by a variety of factors including our operating results, scheduled debt maturities, and capital expenditure requirements. In addition, we may need cash resources to fund increases in collateral provided to counterparties to our derivative financial instrument arrangements and our cash flows may be adversely impacted in the event that one or more credit card processors withholds amounts that would otherwise be remitted to us.

During 2009, we will need cash for capital expenditures and debt maturities. We anticipate that during 2009: expenditures for acquisition of property and equipment other than aircraft and aircraft parts will be approximately $10 million to $15 million. Payments of current maturities of existing debt and capital lease obligations will aggregate $160.7 million in 2009, including $90 million previously borrowed under the Revolving Line of Credit Facility.

Our 2009 aircraft purchase commitments aggregate $135.0 million, including our obligation to make pre-delivery deposit payments to Boeing. No additional pre-delivery deposits are due for the 2009 scheduled deliveries. Although we typically have financed a significant portion of our pre-delivery deposit requirements with debt from financial institutions, we currently have no such financing in place for our deliveries in 2011 and beyond and we have no assurance that, given the current status of the financial markets, satisfactory financing will be available to us when we are obligated to make pre-delivery deposit payments of $16.2 million in 2009. We have four B737 aircraft scheduled for delivery in 2009, two of which we have agreed to sell to a foreign air carrier to whom we previously sold two B737 aircraft in 2008. We have received deposits of $5.0 million from the foreign carrier. However, these pending sales are subject to customary closing conditions, some of which are outside of our control, and therefore we cannot give assurances that the closing of these transactions will occur. We have not arranged permanent financing for such aircraft because we intend for those aircraft to be sold to the buyer substantially contemporaneously with our purchase from Boeing. However, we have arranged backstop secured debt financing to fund a portion of the purchase price of each of the other two B737 aircraft deliveries scheduled for 2009.

We may need cash resources to fund increases in collateral provided to counterparties to our derivative financial arrangements and our cash flows may be adversely impacted in the event that one or more credit card processors withholds amounts that would otherwise be remitted to us. We provide counterparties to our derivative financial instrument arrangements with collateral when the fair value of our obligation exceeds specified amounts. Our obligation to provide collateral pursuant to fuel related derivative financial instrument arrangements tends to be inversely related to fuel prices; consequently, to the extent fuel prices decrease we will experience lower fuel expense and higher collateral requirements. Because we hedge significantly less than 100 percent of our fuel requirements, over time a sustained decrease in fuel prices tends to produce a net cash benefit even though a significant decrease in fuel prices tends to cause a net use of cash in the period when prices decrease. As of December 31, 2008 and February 2, 2009, we provided counterparties with collateral aggregating $69.2 million and $32.2 million, respectively.

Each of our agreements with our credit card processors allows, under specified conditions, the processor to retain cash related to future travel that such processor otherwise would remit to us (i.e., a “holdback”). As of December 31, 2008, we were in compliance with our processing agreements and each of our two largest processors was entitled to withhold amounts that would otherwise be remitted to us. The largest processor was holding back no remittances because we had obtained a letter of credit for the benefit of the processor. In the event that, among other things, our aggregate unrestricted cash and investments (as defined) falls below agreed upon levels, or a processor reasonably determines that there has been a material adverse occurrence or certain other events occur, the processor would be entitled to withhold additional cash remittances from us; our potential cash exposure to additional holdbacks by our largest two credit card processors based on advanced ticket sales as of December 31, 2008, after considering the $125 million letter of credit issued in favor of our largest credit card processor, was up to a maximum of $84.0 million.

We believe we have options available to meet our debt repayments, capital expenditures and operating commitments which may include internally generated funds and various financing or leasing options, including the sale, lease, or sublease of our aircraft. Additionally, we have arranged for a $90 million Revolving Line of Credit Facility, under which $90 million and $0 was outstanding as of December 31, 2008 and February 2, 2009, respectively. However, our owned aircraft and our pre-delivery deposits are pledged as collateral for outstanding debt, and we have pledged—directly or indirectly—a variety of our assets to collateralize our obligations under our Letter of Credit and Revolving Line of Credit Facility. The counterparty to the Revolving Line of Credit Facility has agreed to release its lien on certain of the collateral securing that Facility for certain purposes, which may include securing a new financing.

We believe that our existing liquidity and projected 2009 cash flows will be sufficient to fund our operations and other financial obligations through December 2009. While we believe our 2009 plan is reasonable, a combination of one or more material and significant adverse events, most of which are outside of our direct control, could, depending on severity and duration, have an unfavorable impact on our ability to generate sufficient cash from operations to maintain adequate liquidity through December 31, 2009. Such adverse events could include: significant increases in fuel prices for an extended period of time; significant sustained declines in unit revenues as a consequence of unfavorable macroeconomic or other conditions; or, the increase in the percentage of advance ticket sales that are being held back by our credit card processors. If one or more of such events were to occur, we would likely undertake a variety of actions to mitigate the impact of such events including seeking to obtain additional secured debt, unsecured debt or equity financing. However, our current credit rating, the fact that we have limited operating assets to serve as collateral for additional borrowings, and the disruption in the U.S. and global capital markets combined to make it difficult for us to obtain financing in the latter part of 2008. Accordingly, to the extent unanticipated adverse events were to result in a need for substantial additional financing, such additional debt or equity financing might not be available to us on terms acceptable to us or at all. For further discussions of 2009 liquidity requirements and the risks of our business, see ITEM 1A. “RISK FACTORS.”

Letter of Credit and Revolving Line of Credit Facility

In 2008, we, with Airways as the borrower and Holdings as the guarantor, entered into an agreement, as amended, to provide for a combined letter of credit and revolving line of credit facility (the Letter of Credit and Revolving Line of Credit Facility). Under the Letter of Credit and Revolving Line of Credit Facility we are permitted to borrow, upon two days notice, until April 30, 2010 (the Expiration Date), up to $90 million for general corporate purposes (the Revolving Line of Credit Facility). Also, we are entitled to the issuance by a financial institution, until 30 days prior to the Expiration Date, of letters of credit for the benefit of one or more of our credit card processors (the Letter of Credit Facility). The aggregate amount of outstanding letters of credit plus the outstanding amount borrowed under the Revolving Line of Credit Facility is not permitted to exceed $215 million. Amounts borrowed under the Revolving Line of Credit Facility bear interest at a rate of 12 percent per annum and must be repaid to the extent that our aggregate unrestricted cash and investment amount exceeds $305 million at any time. We may borrow up to twice a month and are permitted to repay amounts borrowed at any time without penalty. As of December 31, 2008 and February 2, 2009, we had $90 million and $0 of outstanding borrowings under the Revolving Line of Credit Facility, respectively. As of both December 31, 2008 and February 2, 2009, a letter of credit for $125 million had been issued for the benefit of our largest credit card processor.

Our obligations under the Letter of Credit and Revolving Line of Credit Facility are secured by the pledge of — directly or indirectly — our accounts receivable; ground equipment; aircraft parts; certain inventory; our residual interest in owned B717 aircraft; certain real property assets, and certain other assets, including various contract rights which include but are not limited to rights under certain purchase and sales agreements for aircraft and derivative financial instruments. The aggregate of amounts borrowed and outstanding letters of credit under the Letter of Credit and Revolving Line of Credit Facility is not permitted to exceed the estimated value of the collateral. The Letter of Credit and Revolving Line of Credit Facility includes various covenants, including limitations on dividends and distributions, limitations on the incurrence of indebtedness, and limitations on mergers and acquisitions. In the event of a change in control, as defined, the lender may require us to post cash collateral to secure the letter of credit obligations and require us to repay outstanding loans under the Revolving Line of Credit Facility. Drawings under any letter of credit may be made only to satisfy our obligation to a beneficiary credit card processor to cover chargebacks arising from tickets sold during the period of exposure to be covered by the letter of credit, which, in the case of the initial letter of credit, will end August 14, 2009, but is subject to periodic extensions, at the discretion of the lender, ending not later than June 30, 2011, and is subject to earlier termination upon the occurrence of a material adverse change in our financial condition or other like event. We expect that the period of exposure to be covered by the initial letter of credit will be periodically extended through December 31, 2009, in the absence of a material adverse change in our financial condition or other like event. The initial letter of credit will expire no later than eighteen months after the end of the period of exposure covered. The periods of exposure to be covered by, and expiration dates of, subsequently issued letters of credit will be determined by mutual agreement between the lender and us.

In connection with the Letter of Credit and Revolving Line of Credit Facility, on October 31, 2008, we issued warrants to purchase approximately 4.7 million shares of our common stock for $4.49 per share. The number of shares issuable pursuant to the warrants is subject to adjustments depending on whether the holder elects to pay the exercise price in cash or through delivery of warrants with a value at least equal to the exercise price and is also subject to adjustments for certain dilutive events as defined. The warrants expire on October 31, 2011.

Credit Card Processing Arrangements

We have agreements with organizations that process credit card transactions arising from purchasing air travel by our customers. Each of our agreements with our credit card processors allows, under specified conditions, the processor to retain cash related to future travel that such processor otherwise would remit to us (i.e., a “holdback”). Holdbacks are classified as restricted cash on our consolidated balance sheet. Our exposure to credit card holdbacks consists of advanced ticket sales that customers purchase with credit cards. Once the customer travels, any related holdback is remitted to us.

In 2008, we amended our agreements with our two largest credit card processors (based on volumes processed for us). The agreement with our largest credit card processor expires December 31, 2009. Each of the amended agreements provides that a processor may hold back amounts that would otherwise be remitted to us in the event that, among other things, our aggregate unrestricted cash and investments (as defined) falls below agreed upon levels, or a processor reasonably determines that there has been a material adverse occurrence or certain other events occur. The amount that each processor is entitled to hold back is determined by a combination of the level of our aggregate unrestricted cash and investments (as defined) and our profitability. If our aggregate unrestricted cash and investments (as defined) is less than the specified amounts at specified testing dates, each processor is entitled to increase amounts held back to specified percentages (ranging from 25% to 100%) of its exposure to credit card chargebacks. To the extent such increases are funded with unrestricted cash, the resultant reduced levels of unrestricted cash and investments may trigger incremental holdback requirements under each of the two processing agreements. We have the contractual right to reduce the amounts which are otherwise withheld by our two largest credit card processors to the extent that we provide the applicable processor with a letter or letters of credit. As of December 31, 2008, a $125 million letter of credit had been issued for the benefit of our largest credit card processor under our Letter of Credit Facility and the processor was holding back no cash remittances from us.

As of December 31, 2008, we had advanced ticket sales of approximately $223.5 million related to all credit card sales. As of December 31, 2008, we were in compliance with our processing agreements and based on our level of profitability and unrestricted cash and investments, as defined, our two largest processors were entitled to holdback 50% of their exposure to credit card chargebacks. Had we not been in compliance with the agreements, or if our level of unrestricted cash and investments, as defined, was lower, our potential cash exposure to additional holdbacks by our largest two credit card processors based on advanced ticket sales as of December 31, 2008, after considering the $125 million letter of credit issued in favor of our largest credit card processor, was up to a maximum of $84.0 million. Our levels of unrestricted cash and air traffic liability are highly seasonal reaching their highest levels in the early summer and late fall and reaching their lowest levels in the winter; accordingly, the amounts potentially withheld by our credit card processors are also higher, and in some cases substantially higher, during certain times of the year. Our future aggregate cash and investments will be dependent on, among other factors, our future profitability, including the cost of fuel, the extent of cash collateral related to derivative financial instruments we may be required to fund, the level of advance ticket sales, our borrowing availability under our Revolving Line of Credit Facility, and the continued availability of our Letter of Credit Facility. While a decrease in our unrestricted cash and investments could result in additional amounts being withheld by our credit card processors, to the extent that we achieve specified aggregate unrestricted cash and investment amounts and profitability levels, each agreement also provides for a reduction or elimination of the percent of its exposure that each processor is currently entitled to holdback.

Fuel Related Derivative Financial Instrument Arrangements

We enter into fuel related derivative financial instruments to reduce the ultimate variability of cash flows associated with fluctuations in jet-fuel prices. The financial accounting for fuel related derivatives is discussed in ITEM 8. “FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA, Note 4 – Financial Instruments” and our exposure to market risk is discussed in ITEM 7A. “QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK – Aviation Fuel .” In summary, our fuel related derivative financial instruments impacted our 2008 financial statements as follows:

•	Net realized gains related to derivative financial instruments that qualify for hedge accounting reduced fuel expense by $15.7 million during 2008.

•
We recorded non-operating net losses related to derivative financial instruments that do not qualify for hedge accounting of $150.8 million during 2008. During 2008, we realized losses related to derivative financial instruments that do not qualify for hedge accounting of $126.3 million (including $109 million to unwind certain derivative financial instruments pertaining to 2009 fuel requirements). Realized losses include $41.2 million that settled in cash in early January 2009.

•
As of December 31, 2008, the estimated fair value of our fuel related derivative financial instruments was a net liability of $65.5 million. The fair value of our fuel related derivatives is in large part a function of the current market and futures prices of the underlying commodities. Consequently, changes in the current market and futures prices tend to have a substantial impact on the fair value of the fuel related derivatives.

•
As of December 31, 2008, other accumulated comprehensive income included $7.7 million (before income tax) of net unrealized losses which had not yet been recognized in the Consolidated Statements of Operations.

We provide counterparties to our derivative financial instrument arrangements with collateral when the fair value of our obligation exceeds specified amounts. As of December 31, 2008, we provided counterparties to fuel and interest rate related derivative financial instruments with collateral aggregating $69.2 million. As of February 2, 2009, the collateral that we provided counterparties decreased to $32.2 million largely as a result of the unwinding of certain derivative financial instruments pertaining to 2009 fuel requirements. The collateral is classified as restricted cash if the funds are held in our name and is classified as deposits held by counterparties to derivative financial instruments if the funds are held by the counterparty. Any future increases in the fair value of our obligations under derivative financial instruments may obligate us to provide additional collateral to counterparties which would reduce our unrestricted cash and investments. Any future decreases in the fair value of our obligations would result in the release of collateral to us and consequently would increase our unrestricted cash and investments. Any outstanding collateral is released to us upon settlement of the related derivative financial instrument liability. Our obligation to provide collateral pursuant to fuel related derivative financial instrument arrangements tends to be inversely related to fuel prices; consequently, to the extent fuel prices decrease we will experience lower fuel expense and higher collateral requirements. Because we hedge significantly less than 100 percent of our fuel requirements, over time a sustained decrease in fuel prices tends to produce a net cash benefit even though a significant decrease in fuel prices may cause a net use of cash in the period when prices decrease. Since September 30, 2008, we have revised the composition of our portfolio of fuel related derivative financial instruments in part to reduce our obligation to provide collateral to counterparties in the event of a decrease in the price of the underlying commodity. More specifically, as of February 2, 2009, our portfolio contained relatively fewer collars and relatively more purchased calls.

Aircraft Acquisitions, Purchase Commitments and Financings

During 2008, we took delivery of eight purchased B737 aircraft from The Boeing Company (“Boeing”), of which two were sold upon delivery and two were sold after delivery. In May, July and October 2008, we entered into agreements to defer delivery dates for 37 B737 aircraft originally scheduled for delivery between 2008 and 2012 to delivery dates between 2013 and 2016. As of December 31, 2008, we had on order 55 B737 aircraft with delivery dates between 2009 and 2016.

We may reduce or delay further growth in our fleet and are evaluating possible net reductions in our current fleet including through the sale of additional aircraft. The table below illustrates, as of December 31, 2008, all aircraft currently scheduled for delivery:

Firm Aircraft Deliveries B737
2009	4
2010	-
2011	5
2012	9
2013	5
2014	14
2015	8
2016	10
Total	55

Our aircraft purchase commitments for the next five years and thereafter, in aggregate, are (in millions): 2009—$135; 2010—$45; 2011—$210; 2012—$365; and 2013—$230; and thereafter $1,290. These amounts include payment commitments, including payment of pre-delivery deposits, for aircraft on firm order. Aircraft purchase commitments include the forecasted impact of contractual price escalations and directly related costs. The aircraft purchase commitment totals do not reflect the effects of prearranged aircraft financings, or planned disposition of aircraft.

Our B737 contract with Boeing requires us to make pre-delivery deposits to Boeing. No additional pre-delivery deposits are due for the 2009 scheduled deliveries. Although we typically have financed a significant portion of our pre-delivery deposit requirements with debt from banks, we currently have no such financing in place for our deliveries in 2011 and beyond and we have no assurance that, given the current status of the financial markets, satisfactory financing will be available to us when we are obligated to make pre-delivery deposit payments of $16.2 million in 2009.

We have agreed to sell two B737 aircraft to a foreign air carrier in 2009 contemporaneous with the delivery thereof to us. The same foreign air carrier purchased two B737s from us in 2008. However, these pending transactions are subject to customary closing conditions, some of which are outside of our control, and therefore we cannot give any assurances that the closing of these transactions will occur. We have not arranged financing for such aircraft as we intend for those aircraft to be sold to the buyer substantially contemporaneously with our purchase from Boeing. We have arranged backstop secured debt financing to fund a portion of the purchase price of each of the remaining two 2009 aircraft deliveries.

While our intention is to finance the remainder of the aircraft on order through either debt financing, lease financing, or both, we have not yet arranged for any such financing. However, we have sale/leaseback commitments from an aircraft leasing company with respect to four spare engines to be delivered through 2010.

There can be no assurance that sufficient financing will be available for all B737 aircraft deliveries or for other capital expenditures not covered by firm financing commitments. If we are unable to generate revenues to cover our costs, we may slow our growth, including by the sale, lease, or sublease of certain of our existing or on-order aircraft.

During the year ended December 31, 2008, we sold eight B737 aircraft and recognized an aggregate gain of $16.9 million related to the sales of these aircraft. In August 2008, we also returned one leased B717 aircraft to the lessor. During the year ended December 31, 2007, we took delivery of and subsequently sold two B737 aircraft. We recognized a gain of $5.3 million during the year ended December 31, 2007 related to the sales of these aircraft. The gain on sales of the aircraft is classified as a component of operating expense.

During October 2008, we completed a sale-leaseback financing transaction of three spare aircraft engines. We realized an aggregate cash benefit of $12.7 million related to the sale-leaseback transaction.

In October 2008, as part of our agreement to defer certain aircraft deliveries and obtain backstop financing for other aircraft deliveries, we granted an affiliate of Boeing the right to require us to lease, for a period not to exceed ten years, up to five B717 aircraft. We have no obligation to accept delivery of more than four aircraft in total (i.e., B737 deliveries and B717 leased aircraft) in 2009. If such affiliate exercises its right to require us to lease any B717 aircraft, we have the option to cancel firm B737 aircraft on order for each such B717 aircraft to be leased to us.

Contractual Obligations

Our contractual obligations as of December 31, 2008 are estimated to be due as follows (in millions):

Nature of commitment
	Total	2009	2010-2011	2012-2013	Thereafter
Debt (1)	1,501.7	212.0	213.0	208.3	868.4
Operating lease obligations (2)	3,125.5	288.0	539.7	518.9	1,778.9
Capital lease obligations	27.5	2.3	4.7	4.6	15.9
Aircraft purchase commitments (3)	2,275.0	135.0	255.0	595.0	1,290.0
Other (4)	1.5	1.5	—	—	—
Total contractual obligations	$6,931.2	$638.8	$1,012.4	$1,326.8	$3,953.2

(1)
Includes principal and interest payments, including interest payments on $674.1 million of floating rate debt that have been forecasted at the current interest rates. Also includes in 2009, repayment of $90 million outstanding under the Revolving Line of Credit Facility. The holders of the $125 million 7% convertible notes due in 2023 may require us to repurchase such notes in 2010, 2013 or 2018. The maturities of debt amounts do not include the effects of the holders potentially exercising their options to require us to repurchase the notes prior to 2023. Our debt agreements for aircraft acquisitions generally carry terms of twelve years and are repaid either quarterly or semiannually.

(2)
Amounts include minimum operating lease obligations for aircraft, airport facilities, and other leased property. Amounts exclude contingent payments and aircraft maintenance deposit payments based on flight hours or landings. Aircraft lease agreements are generally for fifteen years for B737 aircraft and for eighteen to nineteen years for B717 aircraft.

(3)
Amounts include payment commitments, including payment of pre-delivery deposits, for aircraft on firm order. Payment commitments include the forecasted impact of contractual price escalations and directly related costs. The aircraft purchase commitment amounts do not reflect the effects of pre-arranged financing or planned disposition of aircraft.

(4)
Amounts include other contractual commitments. The table does not include payments to be made to third party aircraft maintenance contractors pursuant to agreements whereby we pay such contractors based on aircraft flight hours or landings. The table does not include liabilities to vendors, employees and others classified as current liabilities on our December 31, 2008 consolidated balance sheet. Additionally, the above table does not include any obligations associated with derivative financial instruments. As of December 31, 2008, we had recorded the following related to derivative financial instruments: a $3.4 million asset; a $69.6 million current liability; and a $20.6 million non-current liability. Also, as of December 31, 2008, we had provided counterparties to derivative financial instruments with collateral aggregating $69.2 million.

A variety of assumptions are necessary in order to derive the information with respect to contractual commitments described in the above table, including, but not limited to, the timing of the aircraft delivery dates. Our actual obligations may differ from these estimates under different assumptions or conditions.

Income Taxes

We have not been required to pay significant federal or state income taxes since 1999 because we have had a loss for federal income tax purposes in each of those years, largely because tax basis depreciation has exceeded depreciation expense calculated for financial accounting purposes.

Our December 31, 2008 consolidated balance sheet includes gross deferred tax assets of $276.7 million and gross deferred tax liabilities of $192.6 million. The deferred tax assets include $146.5 million pertaining to the tax effect of $418.5 million of federal net operating losses (NOLs). Such NOLs, which expire in the years 2017 to 2028, are available to be carried forward to offset future taxable income and thereby reduce future income tax payments. Our deferred income tax liability is in large part due to the excess of the financial statement carrying values of owned flight equipment and other assets over the tax bases of such assets. Consequently, future tax basis depreciation will tend to be lower than financial accounting depreciation for these assets.

Income tax benefits recorded on losses result in deferred tax assets for financial reporting purposes. We are required to provide a valuation allowance for deferred tax assets to the extent management determines that it is more likely than not that such deferred tax assets will ultimately not be realized. We expect to realize a portion of our deferred tax assets (including a portion of the deferred tax asset associated with loss carryforwards) through the reversal of existing temporary differences. However, we have determined that it is more likely than not that our deferred tax assets in excess of our deferred tax liabilities will not ultimately be realized, in part due to our cumulative losses over the past three years, and that we are therefore required to provide a valuation allowance on our deferred tax assets in excess of our deferred tax liabilities. As of December 31, 2008, we had recorded $84.1 million of valuation allowance related to our net deferred tax assets.

Regardless of the financial accounting for income taxes, our net operating loss carryforwards currently are available for use on our income tax returns to offset future taxable income.

Section 382 of the Internal Revenue Code (Section 382) imposes limitations on a corporation’s ability to utilize NOLs if it experiences an “ownership change.” In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period. In the event of an ownership change as defined in the Internal Revenue Code, utilization of our NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of our stock at the time of the ownership change by the applicable long-term tax-exempt rate. Any unused NOLs in excess of the annual limitation may be carried over to later years. As of December 31, 2008, we believe that we were not subject to the limitations under Section 382.

Off-Balance Sheet Arrangements

An off-balance sheet arrangement is any transaction, agreement or other contractual arrangement involving an unconsolidated entity under which a company has (1) made guarantees, (2) a retained or a contingent interest in transferred assets, (3) an obligation under derivative instruments classified as equity or (4) any obligation arising out of a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the company, or that engages in leasing, hedging or research and development arrangements with the company.

We have no arrangements of the types described in the first three categories that we believe may have a material current or future affect on our financial condition, liquidity or results of operations. Certain guarantees that we do not expect to have a material current or future effect on our financial condition, liquidity or resulted operations are disclosed in ITEM 8. “FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA, Note 3 – Commitments and Contingencies.”

We have variable interests in many of our aircraft leases. The lessors are trusts established specifically to purchase, finance and lease aircraft to us. These leasing entities meet the criteria of variable interest entities, as defined by Financial Accounting Standards Board (FASB) Interpretation 46, Consolidation of Variable Interest Entities. We are generally not the primary beneficiary of the leasing entities if the lease terms are consistent with market terms at the inception of the lease and do not include a residual value guarantee, a fixed-price purchase option or similar feature that obligates us to absorb decreases in value or entitles us to participate in increases in the value of the aircraft. This is the case in the majority of our aircraft leases; however, we have two aircraft leases that contain fixed-price purchase options that allow us to purchase the aircraft at predetermined prices on specified dates during the lease term. We have not consolidated the related trusts because even taking into consideration these purchase options, we are not the primary beneficiary based on our cash flow analysis.

Critical Accounting Policies and Estimates

General. The discussion and analysis of our financial condition and results of operations is based upon our Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements.

Our actual results may differ from these estimates under different assumptions or conditions. Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and are sufficiently sensitive to result in materially different results under different assumptions and conditions. The following is a description of what we believe to be our most critical accounting policies and estimates. See Notes to the Consolidated Financial Statements for a description of our financial accounting policies.

Revenue Recognition. Passenger revenue is recognized when transportation is provided. Ticket sales for transportation which has not yet been provided are recorded as air traffic liability. Air traffic liability represents tickets sold for future travel dates. The balance of the air traffic liability fluctuates throughout the year based on seasonal travel patterns and fare sale activity. Passenger revenue accounting is inherently complex and the measurement of the air traffic liability is subject to some uncertainty.

A nonrefundable ticket expires at the date of scheduled travel unless the customer exchanges the ticket in advance of such date for a credit to be used by the customer as a form of payment for another ticket. We recognize as revenue the value of a non-refundable ticket at the date of scheduled travel unless the customer exchanges his or her ticket for credit. A percent of credits expire unused. We recognize as revenue over time, in proportion to the credits that are used, the value of credits that we expect to go unused based on historical experience. Estimating the amount of credits that will go unused involves some level of subjectivity and judgment. Changes in our estimate of the amount of unused credits could have an effect on our revenues.

Frequent Flyer Program. We accrue a liability for the estimated incremental cost of providing free travel for awards earned under our A+ Rewards Program based on credits we expect to be redeemed on us or the contractual rate of expected redemption on other carriers. Incremental cost includes the cost of fuel, catering, and miscellaneous direct costs, but does not include any costs for aircraft ownership, maintenance, labor or overhead allocation. We adjust this liability based on credits earned and redeemed, changes in the estimated incremental costs, and changes in the A+ Rewards Program.

We also sell credits in our A+ Rewards Program to third parties, such as credit card companies, financial institutions, car rental agencies, and florists. Revenue from the sale of credits is deferred and recognized as passenger revenue when transportation is expected to be provided, based on estimates of its fair value. The remaining portion, which is the excess of the total sales proceeds over the estimated fair value of the transportation to be provided, is recognized in other revenue at the time of sale. A change to the time period over which the credits are used (currently one to two years), the actual redemption activity or our estimate of the amount or fair value of expected transportation could have a significant impact on our revenue in the year of change as well as future years.

Accounting for Derivative Financial Instruments. We enter into various commodity derivative financial instruments with financial institutions to reduce the variability of ultimate cash flows associated with fluctuations in jet fuel prices. We enter into both fuel swap and option arrangements. We also enter into interest rate swap agreements that effectively convert a portion of our floating-rate debt to a fixed-rate basis thus reducing the impact of interest-rate changes on future interest expense and cash flows. See ITEM 7A. “QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK” and ITEM 8. “FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA, Note 4 – Financial Instruments” for additional information about the derivative instruments that we have executed.

Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities , requires a company to recognize all of its derivative instruments as either assets or liabilities in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., unrealized gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedges for accounting purposes, a company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. For derivative instruments that are designated and qualify as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same line item associated with the forecasted transaction in the same period or periods during which the hedged transaction affects earnings (for example, in “interest expense” when the hedged transactions are interest cash flows associated with floating-rate debt). For derivative instruments that are not designated as hedges for accounting purposes or do not qualify as hedges for accounting purposes, changes in the unrealized fair value of the derivatives are reflected in other (income) expense each period.

SFAS 133 is a very complex accounting standard with stringent requirements which generally requires: documenting the hedging strategy; using statistical analysis to qualify certain derivative arrangements as a hedge for accounting purposes both on a historical and a prospective basis; and preparing strict contemporaneous documentation that is required at the time each accounting hedge is designated by us. As required by SFAS 133, we assess the effectiveness of each of our individual hedges on a quarterly basis. This analysis involves utilizing regression and other statistical analyses intended to assess the effectiveness of each derivative designated as a hedge for accounting purposes. Certain derivatives may not qualify for treatment as accounting hedges if there is an insufficient correlation between the hedged item and the derivative underlying price. For example, derivatives based on crude oil as the underlying price did not qualify for hedge accounting treatment as of December 31, 2008.

Historically, a majority of our fuel related derivative financial instruments did not qualify to be accounted for as hedges. Consequently, a majority of the gains and losses on our fuel related derivative financial instruments have been classified as other (income) expense based on estimated changes in fair value and the gains and losses on other fuel related derivative financial instruments have been classified as a component of fuel expense when realized. In order to simplify the financial reporting for fuel related derivatives, effective January 1, 2009, we ceased designating all fuel related derivative financial instruments as accounting hedges. Fuel related derivative financial instruments outstanding as of December 31, 2008, previously designated as accounting hedges will continue to be accounted for as hedges. We will continue to account for interest rate swaps as accounting hedges.

We enter into commodity related derivative instruments with third party institutions in “over-the-counter” markets. As the majority of our commodity related derivative instruments are not traded on a market exchange, we estimate their fair values. Depending on the type of instrument, the values are determined by the use of present value methods or mathematical option value models with assumptions about commodity prices based on those observed in the respective markets. Also, since there is not a well defined forward market for jet fuel, we must estimate the future prices of jet fuel in order to measure the effectiveness of the hedging instruments in offsetting changes in jet fuel prices, as required by SFAS 133. Forward jet fuel prices are estimated using other energy commodity futures prices (such as heating oil) and adjusted based on historical variations to those similar energy commodities.

In summary, SFAS 133 requires that changes in fair value (i.e., unrealized gains and losses) on some derivative financial instruments be recognized in earnings in advance of realization. The accounting for derivative financial instruments may result in increased and unanticipated earnings volatility.

Accounting for Long-Lived Assets. When appropriate, we evaluate our long-lived assets in accordance with Statement of Financial Accounting Standards 142, Goodwill and Other Intangible Assets (SFAS 142), and Statement of Financial Accounting Standards 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We review goodwill and indefinite-lived assets for impairment annually and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. The provisions of SFAS 142 require that a two-step impairment test be performed on goodwill. In the first step, we compare the fair value of the reporting unit to its carrying value. If the fair value of the reporting unit exceeds the carrying value of its net assets, goodwill is not impaired and we are not required to perform further testing. If the carrying value of the net assets of the reporting unit exceeds it fair value, then we must perform the second step of the impairment test in order to determine the implied fair value reporting unit’s goodwill. If the carrying value of the goodwill exceeds its implied fair value, then we record an impairment loss equal to the difference. SFAS 142 also requires that the fair value of the intangible assets with indefinite lives be estimated and compared to the carrying value. We recognize an impairment loss when the estimated fair value of the intangible asset is less than the carrying value. We record impairment losses on depreciating and amortizing long-lived assets used in operations when events or circumstances indicate that the assets may be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the net book value of those assets. In making these determinations, we utilize certain assumptions, including, but not limited to: (i) estimated fair market value of the assets; and (ii) estimated future cash flows expected to be generated by such assets, which are based on additional assumptions such as asset utilization, length of time the asset will be used in our operations, and estimated salvage values.

In accounting for long-lived assets, we must estimate the useful lives and salvage values of the assets. The actual useful lives and salvage values could be different from the estimates. Generally, changes in estimated lives and salvage values are accounted for by adjusting depreciation and amortization expense prospectively.

New Accounting Pronouncement

In May 2008, the Financial Accounting Standards Board (FASB) issued Staff Position APB 14-1 (FSP 14-1), Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). FSP 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s nonconvertible debt borrowing rate. We adopted FSP 14-1 as of January 1, 2009. FSP 14-1 requires retroactive application to all periods presented. The adoption impacts the accounting for our 7.0% convertible notes due 2023 and will result in the recognition of additional financial accounting interest expense of approximately $8.6 million for 2009 and $4.7 million for 2010, based on the assumption that the 7.0% convertible notes will be settled in 2010. The retroactive application of FSP 14-1 resulted in the recognition of additional financial accounting annual interest expense of approximately $5.5 million, $6.4 million, and $7.4 million in each of the years in the period 2006 thru 2008, respectively. Comparative financial statements of prior years have been adjusted to apply FSP 14-1 retroactively. The retroactive application of FSP 14-1 also resulted in the recognition of additional annual capitalized interest of $5.7 million, $4.5 million, and $2.4 million in each of the years in the period 2006 thru 2008, respectively. The adoption of FSP 14-1 has no impact on our debt service payments.

ITEM 7A.      QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk-Sensitive Instruments and Positions

We are subject to certain market risks, including changes in interest rates and commodity prices (i.e., aircraft fuel). The adverse effects of changes in these markets pose a potential loss as discussed below. The sensitivity analyses do not consider the effects that such adverse changes may have on overall economic activity, nor do they consider additional actions we may take to mitigate our exposure to such changes. Actual results may differ. See the Notes to the Consolidated Financial Statements for a description of our financial accounting policies and additional information.

Interest Rates

We had approximately $674.1 million and $764.9 million of variable-rate debt as of December 31, 2008 and December 31, 2007, respectively. We have mitigated our exposure on certain variable-rate debt by entering into interest rate swap agreements. These swaps expire between May 8, 2018 and February 22, 2019. The notional amount of the outstanding debt related to interest rate swaps at December 31, 2008 and 2007 was $177.7 and $190.8 million, respectively. The interest rate swaps effectively result in us paying a fixed rate of interest on a portion of our floating rate debt securities through the expiration of the swaps. As of December 31, 2008, the fair market value of our interest rate swaps was a liability of $21.3 million. If average interest rates increased by 100 basis points during 2009, as compared to 2008, our projected 2009 interest expense would increase by approximately $4.8 million.

As of December 31, 2008 and 2007, the fair value of our debt was estimated to be $1.0 billion and $1.1 billion, respectively, based upon discounted future cash flows using estimated incremental borrowing rates for similar types of instruments or market prices. Our 7% and 5.5% convertible notes trade from time to time. We used market prices to value the unsecured convertible notes. A majority of our other debt consists of floating rate notes secured by B737 aircraft. Given the relatively high quality of the underlying collateral, we valued the floating rate B737 aircraft purchase facility debt at par. We valued the fixed rate notes secured by aircraft at a discount to par consistent with observed discounts on comparable traded debt. Given the current turmoil in the credit markets, there is an unusual amount of uncertainty associated with valuing all securities, including our debt securities. Market risk on our fixed rate debt, estimated as the potential increase in fair value resulting from a hypothetical 100 basis point decrease in interest rates, was approximately $10.7 million as of December 31, 2008.

Aviation Fuel

Our results of operations can be significantly impacted by changes in the price and availability of aircraft fuel. Aircraft fuel expense for the years ended December 31, 2008 and 2007 represented 45.5 percent and 37.1 percent of our operating expenses, respectively. Efforts to reduce our exposure to increases in the price and decreases in the availability of aviation fuel include the utilization of fuel pricing arrangements in purchase contracts with fuel suppliers covering a portion of our anticipated fuel requirements. The fuel pricing arrangements consist of both fixed price and collar arrangements. Because these contracts are accounted for under the normal purchase exception included in SFAS 133, these contracts are not considered derivative financial instruments for financial reporting purposes. As of December 31, 2008, we had no fixed pricing arrangements with fuel suppliers for any future period.

In addition to the fuel purchase contracts discussed above, we have entered into fuel related derivative financial instruments with financial institutions to reduce the variability of ultimate cash flows associated with fluctuations in jet fuel prices. We do not hold or issue derivative financial instruments for trading purposes. As of December 31, 2008, we have entered into fuel related swap and option agreements, which pertain to 32.2 million gallons of our projected 2009 fuel purchases, and 9.1 million gallons of our projected 2010 fuel purchases. Such agreements pertain to 9.1 percent of our projected 2009 jet fuel requirements, and 2.5 percent of our projected 2010 jet fuel requirements. Based on actions subsequent to year end, as of February 2, 2009, we have entered into fuel related swap and option agreements, which has increased our gallons under contract to 116.0 million gallons of our projected 2009 fuel purchases, and 17.3 million gallons of our projected 2010 fuel purchases. Such agreements pertain to 32.5 percent of our projected 2009 jet fuel requirements, and 4.9 percent of our projected 2010 jet fuel requirements. Under jet fuel swap arrangements, we pay a fixed rate per gallon and receive the monthly average price of Gulf Coast jet fuel. The fuel related option arrangements include collars, purchased call options, and sold call options. Depending on market conditions at the time a derivative contract is entered into, we generally use jet fuel, heating oil, or crude oil as the underlying commodity. Since September 30, 2008, we have revised the composition of our portfolio of fuel related derivative financial instruments in part to reduce our obligation to provide collateral to counterparties in the event of a decrease in the price of the underlying commodity. More specifically, as of February 2, 2009, our portfolio contained relatively fewer collars and relatively more purchased calls.

For every dollar increase per barrel in crude oil or refining costs, our fuel expense (including taxes and into-plane fees) for 2009, before the impact of our derivative financial instruments, would increase approximately $9.0 million based on projected operations.

The (a) estimated total ultimate cash benefit (use) of our fuel related derivatives and (b) the expected difference in aggregate fuel cost compared to jet fuel cost based on crude oil at $62 per barrel are estimated as follows (in millions) at the specified crude prices:

	Estimated Total Ultimate Cash Benefit (Use) of Our Fuel Related Derivative Financial Instruments Held as of February 2,	Estimated Lower (Higher) Aggregate Jet Fuel Cost (Prior to Impact of Derivatives) Compared to Jet Fuel Cost Based on Crude Oil at $62 per Barrel
	2009	2009
Assumed average market crude price:
$ 30 per barrel	$(47)	$275
$ 50 per barrel	$(30)	$101
$ 70 per barrel	$8	$(72)
$ 90 per barrel	$60	$(246)
$110 per barrel	$(106)	$(420)

Notes:

1.
The total ultimate derivative financial instrument related cash amounts include all estimated payments and receipts during the period that the derivatives are outstanding. The cash flows related to derivative financial instruments include both the settlement of such instruments and any obligation for us to provide counterparties with collateral prior to settlement of a derivative financial instrument. Any collateral held by counterparties at the time a derivative financial instrument settles reduces any cash required at time of settlement.

2.
As of February 2, 2009, we had provided counterparties with collateral aggregating $32.2 million for fuel related derivatives pertaining to future fuel purchases and for our interest rate swap arrangements.

3.	Changes in the refining margin will also impact the cost of jet fuel. The impact of changes in refining margin is not included in the table above.